Exhibit 4.1

NOr VALi D UNLESS COUNTERSIGNED BY TR,\NSFEll AGENT. I NCORl'ORATED UN DER Tl IE LAWS OF Tl IE STATE OF NEVADA. NUMBER C-1 234 TH lS CER.TlFl ES THAT [Name] 123-IS6 ZICIX CORPORATION AUTHORIZED COMMON SH ARES: 1.600.000.000 f'AR VALUE: .001 lS THE RECORD HOLDER OF [Shares] Shares of Zicix Corporation Common Stock CUSIP 98953T 107 [Restrict ion] transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Date: 2/1 /2012